EXHIBIT 10.11


                       CONTRIBUTION AND PURCHASE AGREEMENT
                                     AMONG
                             USP NORTH TEXAS, INC.

                             BAYLOR HEALTH SERVICES


                     TEXAS HEALTH VENTURES GROUP L.L.C. AND


                              TBVG/HEALTHFIRST LLC





                                  MAY 11, 1999
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                               TABLE OF CONTENTS


RECITALS ................................................................     1
1. Contribution of Baylor Center Assets to THVG1 ........................     3
2. Contribution of USP Assets to THVG2  .................................     7
3. Capital Contribution Obligations .....................................     9
4. Annual Reconciliation of Capital Contribution Obligations ............    10
5. Sales Tax and Filing Fees ............................................    14
6. Closing and Effective Date ...........................................    14
7. [Intentionally Omitted] ..............................................    14
8. Representations and Warranties of USP ................................    14
9. Representations and Warranties of Baylor .............................    23
10. Covenants ...........................................................    29
11. Conditions Precedent to Obligations of Baylor .......................    31
12. Conditions Precedent to Obligations of USP ..........................    33
13. Additional Covenants ................................................    36
14. Termination .........................................................    41
15. Confidentiality .....................................................    42
16. Notices .............................................................    42
17. Governing Law; Interpretation; Section Headings .....................    43
18. General .............................................................    43
19. Further Assurances ..................................................    44
20. Counterparts.........................................................    44
21. Attorneys' Fees .....................................................    44
22. Dispute Resolution Mechanisms .......................................    45
23. Interpretation of Agreement .........................................    46


EXHIBITS

A     HealthFirst Purchase Agreement
B     Regulations of THVG2
C     Convertible Subordinated Promissory Note
D     [Intentionally Omitted]
E     Assignment and Assumption Agreement
F     Bill of Sale and Assumption of Liabilities
G     Lease Agreement
H     Amendment to USP Parent's Stockholders Agreement
I     Amendment to USP Parent's Registration Rights Agreement

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SCHEDULES

1.lA     Bay1or Center Tangible Assets
1.lB     Excluded Tangible Assets
1.2      Calculation of EBITDAM
4        Sample Reconciliation Statement
8.4      DeSoto and Metroplex Balance Sheets
8.6      DeSoto and Metroplex Contracts
8.10     Changes in DeSoto and Metroplex
8.16     USP'S Consents and Approvals
9.4      Baylor Center Balance Sheets
9.6      Baylor Center Contracts
9.7      Litigation
9.10     Changes in Baylor Centers
9.15     Baylor's Consents and Approvals

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                       CONTRIBUTION AND PURCHASE AGREEMENT

      This Contribution and Purchase Agreement is entered into as of the 11th day of May, 1999, by and among USP North Texas, Inc., a Texas corporation ("USP"), Baylor Health Services, a Texas non-profit corporation ("Baylor"), Texas Health Ventures Group LLC, a Texas limited liability company ("THVGl"), and THVG/HealthFirst L.L.C., a Texas limited liability company ("THVG2"), with reference to the following facts:

                                    RECITALS

      A. Pursuant to the terms of the Amended and Restated Regulations of THVGl (the "THVGl Regulations") and those certain Transfer Agreements and Consents, all of which were effective as of February 1, 1999 and have been executed and delivered by USP, Baylor and certain other parties, USP and Baylor are each members of and each owns a 50% Ownership Interest (as such term is defined in the THVGl Regulations) in THVGl.


      B. USP's parent company, United Surgical Partners International, Inc., a Delaware corporation ("USP Parent"), is a party to that certain Asset Purchase Agreement, dated as of December 18, 1998, as modified and supplemented by that certain Option and Amendment Agreement, dated as of December 22, 1998 (collectively, the "HealthFirst Purchase Agreement"), with HealthFirst Management, L.L.C., a Texas limited liability company ("HealthFirst"), and certain other parties. The HealthFirst Purchase Agreement is attached hereto as EXHIBIT A. Prior to the consummation of the transactions provided for in the HealthFirst purchase Agreement, USP Parent assigned all of its rights and interests in the HealthFirst Purchase Agreement to USP and, accordingly, upon the consummation of the transactions provided for therein, USP acquired the "Transferred Assets" (as such term is defined in the HealthFirst Purchase Agreement).


      C. Unless otherwise defined in this Agreement, the capitalized terms used in this Agreement shall have the meanings ascribed to them in the HealthFirst Purchase Agreement. Any capitalized terms used in this Agreement that are not defined either in this Agreement or in the HealthFirst Purchase Agreement shall have the meanings ascribed to them in the THVGl Regulations.


      D. Baylor currently owns and operates, either directly or through a partnership that is 100% owned by Baylor and its Subsidiaries, both (1) Baylor Surgicare, located at 3920

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Worth Street, Dallas, Texas 75246 ("Baylor Surgicare"), and (2) Texas Surgery
Center, located at 3535 Worth Street, Suite 700, Dallas, Texas 75246 ("Texas Surgery Center"). Baylor Surgicare and Texas Surgery Center are sometimes hereinafter collectively referred to as the "Baylor Centers."


      E. Pursuant to the terms of the HealthFirst Purchase Agreement, USP has acquired (1) a 20% general partner interest in both DeSoto Surgicare Partners, Ltd., a Texas limited partnership ("DeSoto") , and Metroplex Surgicare Partners, Ltd., a Texas limited partnership ("Metroplex"), (2) options (the "HealthFirst Options") to purchase the partnership interests formerly held by HealthFirst in Irving Surgery Center, Ltd., a Texas limited partnership ("Irving"), Dallas Surgery Partners, a Texas general partnership ("DSP"), and Forth Worth Surgicare Partners, Ltd., a Texas limited partnership ("Fort Worth"), and (3) all rights and interests of HealthFirst and the Management Sellers in and to the respective HealthFirst Management Agreements with DeSoto, Metroplex, Irving, DSP and Fort Worth.

      F. The purpose of this Agreement is to set forth the terms and conditions of the following transactions:

      (1) Baylor will contribute to THVGl all of the assets (other than land and buildings), subject to certain designated liabilities, of the Baylor Centers in exchange for an additional Ownership Interest in THVGl. USP shall concurrently purchase one-half of such additional Ownership Interest from Baylor.

      (2) THVGl has formed a wholly owned limited liability company, known as Texas Health Venture VII L.L.C. (the "Baylor Center General Partner"), which in turn has formed Dallas Surgical Partners L.P., a Texas limited partnership (the "Baylor Limited Partnership"), and THVGl shall contribute to the Baylor Center General Partner, which in turn shall contribute to the Baylor Limited Partnership, all of the assets (subject to all assumed liabilities) of the Baylor Centers acquired by THVGl from Baylor.

      (3) The Baylor Limited Partnership will (a) obtain a loan that is secured by the assets of the Baylor Centers, which loan shall be in an amount and on terms approved by the Managers of THVGl, and (b) syndicate to local physician/investors limited partnership interests in the Baylor Limited Partnership representing up to a 25% interest in the Baylor Limited Partnership. The proceeds of said loan and said syndication of limited partnership interests shall be distributed by the Baylor Limited Partnership to the Baylor Center General Partner and, in

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turn, to THVGl and to Baylor and USP (subject to any retention by THVGl approved by its members).

      (4) USP and Baylor have organized THVG2 by entering into Regulations (the "THVG2 Regulations") substantially in the form of Exhibit D attached hereto. USP shall contribute the Transferred Assets to THVG2 in exchange for a 51% interest in THVG2 and the cash contribution to be made by Baylor for its 49% interest in THVG2.

      (5) THVG2, Baylor and USP shall enter into a Management Agreement (the "THVG2 Management Agreement") substantially in the form of Exhibit D attached to the THVG2 Regulations, and Baylor shall pay to USP a pro rata share (based on Baylor's share of the management fees payable to Baylor under the THVG2 Management Agreement) of USP's cost of acquiring the HealthFirst Management Agreements that are included in the Transferred Assets.

      (6) Baylor Health Care System, a Texas non-profit corporation ("BHCS"), and Baylor (each as landlord) shall enter into a Lease Agreement with the Baylor Limited Partnership for the real property used by each of the Baylor Centers (collectively, the "Baylor Real Property").

      THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the parties hereto agree as follows:

   1. CONTRIBUTION OF BAYLOR CENTER ASSETS TO THVG1.

      1.1 BAYLOR AGREEMENT TO CONTRIBUTE ASSETS. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), Baylor shall contribute to THVG1 all tangible and intangible assets owned by Baylor that are primarily used in the operations of the business of the Baylor Centers (other than the Excluded Assets, as defined below), including without limitation cash in an amount equal to $100,000 (the "Transferred Baylor Center Cash"), all accounts receivable, prepaid expenses (other than prepaid insurance expenses), deposits, inventory and supplies, contract rights, other current assets, licenses (to the extent transferable), computer software, equipment, fixtures, furniture, surgical instruments (including without limitation the equipment, fixtures, furniture and instruments described in Schedule 1.1A attached hereto), books and records (including without limitation computer stored records) and goodwill (collectively, the "Baylor Center Assets") ; provided, however,

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that with respect to such books and records that are integrated with the books and records of Baylor or its Affiliates and cannot be readily separated for transfer to THVG1, Baylor shall instead provide THVG1 with access to and the right to copy (at no expense to THVG1) the portion of such books and records that are Baylor Center Assets. Notwithstanding the foregoing, the following assets shall not be part of the Baylor Center Assets (the "Excluded Baylor Assets"): (a) cash and cash equivalents in excess of the Transferred Baylor Center Cash; (b) Baylor's rights under this Agreement; (c) all rights under insurance policies and self-insurance programs; (d) leasehold improvements; (e) assets that are not owned by Baylor or are not used primarily in the business of the Baylor Centers; and (f) managed care contracts not listed in SCHEDULE 9.6. A list of all material items used in the business of the Baylor Centers that are owned by a Baylor Affiliate (and not Baylor) is set forth in SCHEDULE 1.lB attached hereto; Baylor will use reasonable efforts to cause its Affiliates to provide these items to the Baylor Limited Partnership in accordance with past practices for a fair market use or rental charge so long as they are needed by the Baylor Limited Partnership and they are available for such use.

      1.2 ISSUANCE OF OWNERSHIP INTEREST; PARTIAL BY USP. In consideration for Baylor's contribution and transfer of the Baylor Center Assets to THVG1, Baylor shall be issued a 97% Ownership Interest in THVG1. Immediately after such issuance, Baylor shall sell to USP, and USP agrees to purchase from Baylor, one half of such Ownership Interest for the following consideration:

      (a) CLOSING DATE PAYMENT. At the Closing, USP shall pay to Baylor cash in the aggregate amount of $6,503,080.

      (b) CONTINGENT POST-CLOSING PAYMENTS. In addition to the payments to be made pursuant to Section 1.2(a) above and as additional consideration for the sale of such Ownership Interest, USP shall pay to Baylor 50% of the following additional amounts:

            (i) An amount equal to four times the excess (if any) of (A) the aggregate net earnings before interest, taxes, depreciation, amortization and management fees earned by the Baylor Limited Partnership (the total of which is hereinafter collectively referred to as the "EBITDAM"), for the 12 month period beginning on the "Effective Date" (as defined in Section 6 below) (the "First Year") over (B) $1,858,023 (the "Base Amount"); plus

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            (ii) Three times the amount by which EBITDAM for the 12 month period beginning on the first anniversary of the Effective Date (the "Second Year") exceeds the greater of the Base Amount or the EBITDAM for the First Year; plus

            (iii) Three times the amount by which EBITDAM for the 12 month period beginning on the second anniversary of the Effective Date (the "Third Year") exceeds the greatest of (A) the Base Amount, (B) the EBITDAM for the First Year or (C) the EBITDAM for the Second Year;

provided, however, that the total amount payable pursuant to this Section 1.2(b) shall not exceed $2,601,232.

      For purposes of this Section 1.2(b), EBITDAM shall be determined in accordance with generally accepted accounting principles applied in a manner consistent with the attached SCHEDULE 1.2 ("GAAP"); provided, however, that (1) extraordinary items (as determined in accordance with GAAP) shall be excluded,
(2) if the EBITDAM for the First Year or the Second Year is a negative amount, such negative amount shall carryover and be treated as an expense in the next 12 month period, (3) the calculation shall not include reserves or contingencies for expenses as to which any party has an indemnification obligation to the other party under this Agreement and (4) there shall be no charge for professional services (including without limitation legal expenses) incurred by any party in connection with this Agreement or the transactions provided for herein. Baylor and USP each shall have access to all books and records and (at their expense) the right to review and audit all financial statements relating to the Baylor Centers and/or the Baylor Limited Partnership.

      The calculation of EBITDAM for each of the First, Second and Third Years shall initially be made by USP and a statement (the "Statement") reflecting each such calculation in reasonable detail shall be provided to Baylor within 60 days after the end of the respective periods for which such calculations are to be made. If Baylor does not notify USP of any objection to a Statement within 60 days after the receipt of such Statement, the Statement shall be deemed accepted on behalf of each of the parties hereto. If Baylor provides notice of any objection to a Statement (which notice shall include a description of such objections) within such 60 day period, USP and Baylor shall use their commercially reasonable efforts to resolve any differences relating to the Statement within 15 days after such objection is delivered to USP. If the disagreement is

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not resolved by that date, however, either Baylor or USP may submit the matter for a binding determination of the calculation of EBITDAM set forth in the Statement to THVG1's outside accounting firm or another nationally recognized accounting firm approved by USP and Baylor, which firm shall act as an expert and not as an arbitrator in making such determination; the fees of such accounting firm, which shall be billed separately and independently from any other services provided by such firm, shall be paid 50% by USP and 50% by Baylor.

      1.3. ASSUMPTION OF CERTAIN LIABILITIES; EXCLUDED LIABILITIES. THVG1 shall assume and be responsible for all of the obligations, duties and liabilities relating to the Baylor Centers (i) that are current trade payables incurred in the ordinary course of business of the Baylor Centers and are outstanding on the Effective Date, (ii) that are accrued employee vacation or sick leave benefits for employees of the Baylor Centers who are hired by USP on or immediately following the Closing Date or (iii) that arise due to acts or omissions occurring on or after the Effective Date, including without limitation obligations under the contracts, leases and other instruments or commitments that either (A) are described in SCHEDULE 9.6 attached hereto or (B) relate to the Baylor Centers, do not involve a non-cancellable financial obligation of more than $25,000 and are cancellable without cost or penalty no later than 12 months after the Closing Date. It is understood and agreed, however, that THVG1 shall not assume, pay or be responsible for any other liability, duty or obligation of Baylor or any of its Affiliates (except for THVG1 and its Subsidiaries) arising due to any act or omission occurring prior to the Effective Date, including without limitation: (a) any trade payable that is more than 60 days past due; (b) any obligation under any of Baylor's current real property leases relating to any Baylor Center (which shall be replaced at the Closing as provided in Section 12.8) or any other outstanding contract, lease, instrument or commitment not described in clause (iii) (A) or (8) above; (c) any claim or contingent liability arising from the operations of any Baylor Center prior to the Effective Date, or based upon any acts or omissions of Baylor or its Affiliates, employees, agents or independent contractors, or any other event that has occurred, prior to the Effective Date, including without limitation any malpractice claim, EEOC claim, workers' compensation claim or other claim by any present or former employee; (d) liabilities or obligations of Baylor or its Affiliates arising under the Medicare or Medicaid program or any other third party payor program; (e) the costs and expenses associated with this Agreement that, as provided in Section 10.4, are to be borne by Baylor; (f) any obligation or liability under any employee benefit plan (including without limitation any

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bonus, retirement, pension, profit sharing or similar plan) in which any employee of a Baylor Center participates, other than accrued employee vacation and sick time as described in subsection (ii) above; (g) any obligation relating to any professional liability insurance policy, including without limitation premiums, assessments and charges for underpayments, for any period prior to the Effective Date; (h) any indebtedness or payment obligation to Baylor or any Affiliate of Baylor; (i) any federal, state or local income taxes or liabilities; or (j) any obligation, liability or claim as to which Baylor would have an indemnity obligation under Section 13.1 hereof (collectively, the "Excluded Liabilities").

   2. CONTRIBUTION OF USP ASSETS TO THVG2.

      2.1 USP'S .AGREEMENT TO TRANSFER ASSETS. Subject to the terms and conditions of this Agreement, at the Closing, USP shall transfer to THVG2 the Transferred Assets (as that term is defined in HealthFirst Purchase Agreement), all rights and interest of USP in and under the HealthFirst Purchase Agreement and the HealthFirst Management Agreements, all books and records, computer hardware and software and other assets of USP or its Affiliates that are primarily used in the operations of the business of DeSoto or Metroplex or used primarily in performing the HealthFirst Management Agreements (collectively, the "USP assets"). Not withstanding the foregoing, the following assets shall not be part of the USP Assets: (a) USP's share of cash and cash equivalent assets of DeSoto that are in excess of the $50,000 as of the Effective Date; (b) USP's share of cash and cash equivalent assets of Metroplex that are in excess of $50,000 as of the Effective Date; (c) all earned but unpaid management fees under the HealthFirst Management Agreements as of the effective Date; and (d) USP's rights under this Agreement.

      2.2 CONSIDERATION. In full consideration for USP's contribution of the USP Assets to THVG2:

      (a) CLOSING DATE CONSIDERATION. At the Closing, (i) THVG2 shall issue to USP membership interests in THVG2 representing a 51% ownership interest in THVG2 and (ii) THVG2 shall pay to USP cash in the amount of $1,287,275.

      (b) ASSUMPTION OF FURTHER PAYMENT OBLIGATIONS. In addition, THVG2 hereby assumes the obligation to make any and all payments that become due to the Partnership Sellers pursuant to Sections l(c) and 8(e)(iv) of the HealthFirst Purchase Agreement. To the extent that USP is obligated to deliver shares of the Class A Common Stock, par value $.01 per share, of USP

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Parent (the "USP Common Stock") in connection with any such payment obligation
(as provided in Section l(d). of the HealthFirst Purchase Agreement), USP shall deliver such USP Common Stock to the parties entitled to receive such shares and THVG2 shall pay cash to USP equal to the fair market value of such USP Common Stock, determined in accordance with the provisions of said Section l(d) of the HealthFirst Purchase Agreement.

      (c) MANAGEMENT AGREEMENTS. Concurrently with USP's contribution of the USP Assets to THVG2, which assets include the HealthFirst Management Agreements, THVG2, USP and Baylor shall enter into the THVG2 Management Agreement. Since the THVG2 Management Agreement provides for the payment of management fees to USP and Baylor that total 100% of all management fees that THVG2 will earn under the Management Agreements, the parties hereto agree that, for capital account purposes, the Management Agreements contributed by USP as part of the USP Assets shall have a value of zero. Accordingly, the value of the USP Assets to be credited to USP's capital account in THVG2 shall be $2,627,092 (less the payment made to USP pursuant to Section 2.2(a)(ii) above). In consideration for USP's execution of the THVG2 Management Agreement, Baylor agrees to pay to USP, at the Closing, cash in the amount of $1,928,571.

      2.3 ASSUMPTION OF CERTAIN OTHER LIABILITIES. THVG2 shall assume and shall perform and discharge the liabilities and obligations (a) that were assumed by USP pursuant to Section l(e) of the HealthFirst Purchase Agreement, as and to the extent any such liability or obligation arises due to acts or omissions occurring on or after the Effective Date, and (b) that arise on or after the Effective Date under Sections l(c), l(d) (ii) (subject to Section 2.2(b) above), 2 (penultimate sentence only), 8(a)(iii) and (iv) (but only to the extent THVG2 is the indemnified party thereunder), 8(b) (subject to Section 8.8 hereof), 8(d), 8(e), 8(f) (if THVG2 exercises the HealthFirst Option included therein), 8(f)(iv) (if THVG2 does not exercise the HealthFirst Option included therein, but only as to management fees accrued on and after the Effective Date of this Agreement), 8(g) (if THVG2 exercises the HealthFirst Option included therein), 8(i)(iii), 8(k), 8(1) and 10 through 16, 18 and 19 of the HealthFirst Purchase Agreement and Sections 1 and 2 through 5 (if THVG2 exercises the HealthFirst Option included in Section 2) of the Option and Amendment Agreement included therein, including without limitation all payment obligations arising under
Section 8(e) of the HealthFirst Purchase Agreement or resulting from any exercise of a HealthFirst Option. In addition, THVG2 shall be subject to all other relevant provisions of the HealthFirst Purchase Agreement in connection with any

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exercise of THVG2's rights and benefits thereunder. Except for the liabilities and obligations described in this Section 2.3, THVG2 will not assume or be liable for any other obligation or liability of USP, HealthFirst or any other party to the HealthFirst Purchase Agreement due to any act or omission occurring prior to the Effective Date, including without limitation: (i) any trade payable that is more than 60 days past due; (ii) any claim or contingent liability arising from the operations of DeSoto or Metroplex, or based upon any acts or omissions of USP or its Affiliates, employees, agents or independent contractors, or any other event that has occurred prior to the Effective Date, including without limitation any malpractice claim, EEOC claim, workers' compensation claim or other claim by any present or former employee; (iii) liabilities or obligations of DeSoto or Metroplex arising under the Medicare or Medicaid program or any other third party payor program; (iv) the costs and expenses associated with this Agreement that, as provided in Section 10.4, are to be borne by USP; (v) any federal, state or local income taxes or liabilities; or (vi) any obligation, liability or claim as to which USP would have an indemnity obligation under Section 13.1 hereof.

      3. CAPITAL CONTRIBUTION OBLIGATIONS. In order to provide the funds needed by THVG2 to make the payments called for by Section 2 hereof (but subject to Section 4 hereof), USP and Baylor agree as follows:

      (a) In consideration for the issuance to Baylor of a 49% membership interest in THVG2, Baylor agrees to contribute to THVG2 on the Closing Date the amount that THVG2 is required to pay to USP pursuant to Section 2.2(a) (ii).

      (b) USP and Baylor each agrees to contribute to THVG2 its pro rata share (based upon their respective ownership interests in THVG2 at the time such payment is due) of the amount needed by THVG2 to make any payment it is required to make under the HealthFirst Purchase Agreement pursuant to Section 2.2(b) hereof or Section 8(e) of the HealthFirst Purchase Agreement; provided, however, that the parties acknowledge that Baylor's obligations under this Section 3(b) and Section 3(c) are subject to its rights under Sections 4(b) and (d).

      (c) Subject to Sections 4(b) and (d), USP and Baylor each agrees to contribute to THVG2 its pro rata share (based upon their respective ownership interests in THVG2 as of the date any such payment IS due) of the amount needed by THVG2 to make any payment that results from an exercise of a HealthFirst Option by THVG2.

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      4. ANNUAL RECONCILIATION 0F CAPITAL CONTRIBUTION OBLIGATIONS. Anything
herein or in the THVG1 Regulations or the THVG2 Regulations to the contrary notwithstanding, the parties agree that, for their convenience, USP and Baylor will prepare an annual reconciliation of their respective payment and capital contribution obligations described in Sections 1, 2 and 3 hereof, upon the following terms:

      (a) On the Closing Date and on each date that a payment called for by subsection (i), (ii) or (iii) of Section 1.2(b) hereof is to be made, and on each anniversary of the date the payment called for by Section 1.2(b) (iii) hereof is made (each, a "Reconciliation Date"), USP and Baylor shall reconcile all payment and capital contributions that they are required to have made pursuant to this Agreement since the prior Reconciliation Date (or, with respect to the first Reconciliation Date, that they are required to make on the Closing Date).

      (b) THVG2 shall immediately give Baylor and USP notice if a payment obligation of THVG2 referred to in Section 2.2(b) or 2.3(b) arises. Unless Baylor elects otherwise within 10 days of such notice, USP shall fund 100% of the payment obligations of THVG2 referred to in Sections 2.2(b) and 2.3(b) that are due between Reconciliation Dates, which payments shall be treated for accounting purposes as capital contributions made by USP. In such event, the Ownership Interest of Baylor in THVG2 shall be diluted as of the date of each such payment by USP and until the next Reconciliation Date for purposes of allocations of profits and losses of THVG2 during such period (but not for purposes of capital transactions, including additional capital contribution obligations), all as provided in the THVG2 Regulations.

      (c) The following calculations shall be made on the Reconciliation Dates:

            (i) On the Closing Date, the amount due to Baylor pursuant to
      Section 1.2(a) shall be reduced by the amounts due from Baylor to USP pursuant to Section 2.2(c) and from Baylor to THVG2 pursuant to Section 3(a), resulting in an amount due to Baylor from USP equal to $3,287,234 (the "Closing Date Baylor Payment") Such payment shall satisfy the parties respective obligations under Sections 1.2(a), 2.2(a) (ii) , 2.2(c) and 3(a) hereof.


            (ii) On each subsequent Reconciliation Date, USP and Baylor shall prepare an accounting (a "Reconciliation Statement") showing all of the payment

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      obligations of USP and Baylor to and from each other, THVGl and THVG2 pursuant to this Agreement. Each Reconciliation Statement shall show the amount that is necessary for USP to pay Baylor or for Baylor to pay USP (as the case may be) in order to fully satisfy all such payment obligations. For purposes of this Section 4(c), the payment due from USP to Baylor or from Baylor to USP is hereinafter referred to as the "Reconciliation Payment," the party that owes the Reconciliation Payment is referred to the "Shortfall Party" and the party that is to receive the Reconciliation Payment is referred to as the "Compensated Party." If Baylor is the Compensated Party, USP will cause the Reconciliation Statement to include a statement of the fair market value of USP Common Stock as of the date of the Reconciliation Statement. A sample Reconciliation Statement is attached hereto as SCHEDULE 4.

            (iii) Any dispute between USP and Baylor relating to a Reconciliation Statement shall be submitted to and resolved by THVG1's independent accounting firm, acting as an expert and not as an arbitrator.

      (d) The following shall apply to the Closing Date Baylor Payment and to each Reconciliation Payment:

      (i) USP shall pay the Closing Date Baylor Payment by the issuance and delivery to Baylor of a USP Parent Convertible Subordinated Promissory Note ("Convertible Note") in the amount of the Closing Date Baylor Payment, which Convertible Note shall be convertible into USP Common Stock at an initial conversion price of $3.50 per share and will be substantially in the form of EXHIBIT C attached hereto.

      (ii) The Shortfall Party may elect, by giving written notice to the Compensated Party within five business days after a Reconciliation Statement is finalized, to make the Reconciliation Payment by suffering a dilution in its ownership interest in either THVGl or THVG2 (as elected by the Shortfall Party) in accordance with the procedures for such dilution set forth in the THVGl Regulations or the THVG2 Regulations (as the case may be). In such event, the Compensated Party shall be deemed to have made a capital contribution on the Reconciliation Date to THVGl or THVG2 (as the case may be) in an amount equal to the Reconciliation Payment.

      (iii) If the Shortfall Party does not make the election described in subsection (ii) above, the Reconciliation Payment shall be paid promptly by the Shortfall

Party to the Compensated Party; provided, however, that: (A) in the event that Baylor is the Compensated Party with respect to a Reconciliation Statement relating to the First Year, the Second Year or the Third Year, and if USP does not elect to make the Reconciliation Payment by suffering dilution pursuant to subsection (ii) above, Baylor shall have the right to elect, by giving written notice to USP within five business days after the date that such Reconciliation Statement is finalized, to receive all or any portion of the Reconciliation Payment in the form of a USP Parent Convertible Note substantially in the form of EXHIBIT C attached hereto, which Convertible Note shall be convertible into USP Common Stock at an initial conversion price of $3.50 per share (subject to adjustment as provided in the anti-dilution provisions of the Convertible Note as if such Convertible Note had been issued on the Closing Date) with respect to any Convertible Note issued on the Reconciliation Date relating to the First Year and, for the Second and Third Years, at a conversion price equal to greater of $3.50 per share (subject to such adjustment) or the fair market value of the USP Common Stock as of the date such Convertible Note is issued (as determined in good faith by the Board of Directors of USP Parent); (B) in the event that Baylor is the Shortfall Party, Baylor shall have the further option (exercisable by giving written notice of its election under this subsection (B) on the date that the Reconciliation Payment is to be paid by Baylor) to pay the Reconciliation Payment by reducing the outstanding principal amount of any Convertible Note of USP Parent then held by Baylor; and (C) if Baylor is the Shortfall Party, to the extent the Reconciliation Payment is created by Baylor's election under Section 4(b) not to make a capital contribution to THVG2 that was otherwise required in connection with an exercise of a HealthFirst Option or the purchase by THVG2 of additional partnership interests in any partnership as to which THVG2 (or any of its Subsidiaries) is then the general partner, then Baylor shall be entitled to pay all or a portion of the Reconciliation Payment by causing THVG2 to distribute to Baylor and USP (in accordance with their respective Ownership Interests in THVG2 as of the prior Reconciliation Date) an appropriate portion of such additional partnership interests that were so acquired (as designated by USP) and then transferring the partnership interests so acquired by Baylor through such distribution to USP, with the additional partnership interests so transferred valued at the purchase price paid by THVG2 therefor; provided, further, that subsection (C) shall not apply if any such transfers of partnership interests by THVG2 would (in the reasonable opinion of USP) prevent USP from consolidating for financial accounting purposes with the affected partnerships. In the event any such partnership interests are transferred to USP pursuant to subsection (C), USP shall be entitled to hold, vote, sell and otherwise deal with such additional partnership interests in its sole discretion notwithstanding any contrary provisions set forth in any other agreement or in the THVG2 Regulations (but, in any event, subject to any restrictions set forth in the partnership agreement applicable to such partnership interests).

      An example of the potential application of subsection (C) above is as follows*.


      Assume that:

First Year purchase of Metroplex LP interests: $1,500,000**

First Year HealthFirst Option exercise price: $1,500,000**

First Year HealthFirst earn-outs: $1,200,000**

First Year Baylor earn-out owed by USP: $l,000,000

---------------------------
* For simplicity of presentation, this example assumes that the Ownership Percentages in THVG2 are 50/50 rather than 51/49. ** 100% funded by USP pursuant to Section 4(b).

      Then:

      Reconciliation Payment owed by Baylor (50% of [$1,500,000 + $1,500,000 + $1,200,000] minus $1,000,000) = $1,100,000

      Baylor can elect to require THVG2 to distribute all of the $l,500,000 of the additional Metroplex limited partnership interests acquired during the year and satisfy $750,000 of its Reconciliation Payment by transferring its share of those limited partner interests to asp. The remaining $350,000 can be paid either in cash, by dilution in THVG2 or THVG1 or by reducing the Convertible Note.

      (e) Notwithstanding any provisions of this Section 4 to the contrary, for accounting and tax purposes, once a Reconciliation Payment is made or satisfied in accordance with this Section 4: (i)USP and Baylor shall be deemed to have made all payments to each other and capital contributions to THVG1 and THVG2 that were included in the Reconciliation Statement (except to the extent the Shortfall Party has elected to suffer dilution pursuant to Section 4(d) (iii) above); and (ii) THVG1 and THVG2 shall be deemed to have made the payments to Baylor and USP required by this Agreement that were included in such Reconciliation Statement.

      5. SALES TAX AND FILING FEES. THVGl and THVG2 (as the case may be) shall pay any sales tax, filing fee or other similar tax or fee associated the sale of the Baylor Center Assets to THVG1, the transfer of the USP Assets to THVG2 or the assumption of liabilities pursuant to Sections 1.3, 2.2(b) and 2.3. It is not anticipated that the transactions contemplated by this Agreement will result in the imposition of any such tax or fee.

      6. CLOSING AND EFFECTIVE DATE. The "Closing" referred to herein will take place at the offices of Baylor at 2:00 p.m., local time, on June 1, 1999, or on the fifth business day following the satisfaction of the conditions to the Closing described in Sections 11 and 12 hereof, whichever is later, or at such other place or at such other date and time as the parties hereto shall agree. Such time and date are referred to herein as the "Closing Date. " Regardless of when the Closing occurs, it shall be effective as of 12:01 a.m. June 1, 1999 (the "Effective Date"). The parties hereto agree to acknowledge and use said Effective Date for all purposes, including for accounting and federal and state tax reporting purposes. Except as provided in Section 14 hereof, failure to consummate the Closing on the date and time and at the place selected pursuant to this Section 6 shall not result in the termination of this Agreement and shall not relieve any party to this Agreement of any obligation hereunder.

      7. [INTENTIONALLY OMITTED.]

      8. REPRESENTATIONS AND WARRANTIES 0F USP. USP represents and warrants to Baylor as follows:

      8.1. EXISTENCE. USP and USP Parent are corporations that are duly organized, validly existing and in good standing under the laws of the States of Texas and Delaware, respectively. Each of Desoto, Metroplex, Irving and Fort Worth is a limited partnership that is duly organized and validly existing under the laws of the State of Texas. DSP is a general partnership that is duly organized and validly existing under the laws of the State of Texas. USP is not a party to any partnership or joint venture arrangement that owns a USP Asset. USP has delivered true and complete copies of the Limited Partnership Agreements of DeSoto and Metroplex to Baylor or its counsel.

      8.2. AUTHORITY AND COMPLIANCE WITH INSTRUMENTS. This Agreement has been duly and validly approved by all necessary actions of the boards of directors and the shareholders of USP and USP Parent and constitutes the valid and binding obligation of USP and USP Parent. No provisions exist in any agreement to which USP or USP Parent or any of their Restricted Affiliates (including without limitation the Partnerships) is a party or by which any of their assets are bound which would be violated by the execution, delivery or consummation of this Agreement or the transactions contemplated hereby.

      8.3. TITLE TO THE USP ASSETS.

      (a) USP has good title to all of the USP Assets, subject to no mortgage, pledge, lien, security interest, encumbrance or other charge other than (i) restrictions on the Transferred Assets set forth in the respective Partnership Agreements and HealthFirst Management Agreements, (ii) restrictions imposed by applicable federal and state securities laws, (iii) the terms of the HealthFirst Purchase Agreement, (iv) liens for taxes not yet due or that are being contested in good faith, (v) liens pursuant to agreements listed in the Schedules to this Agreement and (vi) other liens, the existence of which, in the aggregate, do not have a material adverse effect on DeSoto, Metroplex or the HealthFirst Management Agreements. The USP Assets constitute all interests owned by USP in the Partnerships, the Surgery Centers and the HealthFirst Management Agreements.

      (b) All outstanding partnership interests in DeSoto and Metroplex are currently held as set forth in Schedule 7 to the HealthFirst Purchase Agreement. USP is not subject to any options or other rights to purchase or sell any partnership interest in Metroplex or DeSoto (other than as set forth in Section 8(e) of the HealthFirst Purchase Agreement), and neither Metroplex nor DeSoto has any binding obligation to issue or sell any partnership interest. USP is currently the sole general partner of both DeSoto and Metroplex, and the partnership interests in DeSoto and Metroplex owned by USP are duly authorized and validly issued Partnership Interests. USP has not breached and, to the knowledge of USP, no other partner of either DeSoto or Metroplex has breached any provision of, and there are no facts or circumstances which would reasonably indicate that USP or (to the knowledge of USP) any other partner of DeSoto or Metroplex will or may be in default or breach under, the respective Limited Partnership Agreements of DeSoto and Metroplex, which breach or default would have a material adverse effect on USP, Metroplex or DeSoto.

      (c) DeSoto and Metroplex each has good title to its respective assets shown on its balance sheet included in

SCHEDULE 8.4 (including title to leasehold interests as to any such assets that are leased by DeSoto or Metroplex), subject to no mortgage, pledge, lien, security, encumbrance or other charge or lien other than (i) the interests of lessors in leased assets, (ii) liens for taxes not yet due or that are being contested in good faith, (iii) liens pursuant to the agreements listed on Schedules to this Agreement and (iv) other liens, the existence of which, in the aggregate, do not have a material adverse effect on DeSoto or Metroplex. The assets owned or leased by DeSoto and Metroplex, respectively, constitute all of the assets currently in existence that are being used in their respective businesses, other than assets held by USP that it uses to provide services under the respective HealthFirst Management Agreements with DeSoto and Metroplex or to provide other services to DeSoto and/or Metroplex (which services USP will continue to provide pursuant to the THVG2 Management Agreement).

      8.4 FINANCIAL STATEMENTS. USP has delivered to Baylor copies of the following financial statements of DeSoto and Metroplex (copies of which are attached hereto as SCHEDULE 8.4): (a)unaudited balance sheet as of February 28, 1999 (the "Balance Sheet Date"); (b) unaudited statement of operations for the two month period ended on the Balance Sheet Date; and (c) unaudited balance sheet as of December 31, 1998. Such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied (except such financial statements are not audited and do not include footnotes and the interim statements are subject to normal year end adjustments) and present fairly the financial condition of DeSoto and Metroplex, respectively, as of the Balance Sheet Date. Except for (i) the liabilities reflected in the above referenced balance sheets, (ii) liabilities created by the agreements described in SCHEDULE 8.6 attached hereto and (iii) other obligations incurred in the ordinary course of business since the Balance Sheet Date, neither DeSoto nor Metroplex is subject to any liability of any nature, whether accrued, absolute, contingent or otherwise, including without limitation any liability or obligation of the types described in Sections 2.3(i)-(iii) and (v). Each of DeSoto and Metroplex is and as of the Closing Date will be current in all payment obligations to which it is subject, other than trade payables that are not more than 60 days past due.

      8.5 LICENSING 0F SURGERY CENTERS. The Surgery Centers owned and operated by DeSoto and Metroplex, respectively, are licensed by the Texas Department of Health Services ("TDH") as freestanding facilities. Subject to obtaining the approval of TDH with respect to the change of ownership of the Transferred Partnership Interests contemplated by this Agreement and the other approvals listed in SCHEDULE 8.16, USP is not aware of any reason that DeSoto and Metroplex will not be able to continue to operate such Surgery Centers upon transfer of the Transferred Partnership Interests to THVG2 as contemplated hereby.

      8.6 CONTRACTS. USP has delivered to Baylor an accurate list (attached hereto as SCHEDULE 8.6) of all material contracts, leases and instruments to which DeSoto, Metroplex or USP or any of its Affiliates is a party and which relate to or affect DeSoto, Metroplex or the HealthFirst Management Agreements, or by which any assets of DeSoto or Metroplex are bound, including without limitation the following: (a) all real estate leases, equipment leases and rental arrangements; (b) all executory purchase agreements relating to the purchase of equipment; (c) all agreements with any physician or other health care provider who either provides services or refers patients to either DeSoto or Metroplex (other than the Limited Partnership Agreements of DeSoto and Metroplex); (d) all employment and consulting agreements; (e) all agreements with employers, health maintenance organizations, insurance companies, preferred provider organizations and other managed care entities whereunder DeSoto or Metroplex provides surgery center services; and (f) contracts to which USP is a party that are material to the performance of USP's obligations under the HealthFirst Management Agreements or by which any assets of USP material to such performance are bound; provided, however, that SCHEDULE 8.6 need not include contracts that do not involve a non-cancellable financial commitment of more than $25,000 and are cancellable without cost or penalty no later than 12 months after the Closing Date. No Partnership is (i) obligated to take any action that would violate the THVG2 Regulations or (ii) obligated to not take any action that is required by the THVG2 Regulations. USP has delivered or made available to Baylor or its counsel true and complete copies of the documents described in
SCHEDULE 8.6. All of the agreements, contracts, leases and instruments listed in
SCHEDULE 8.6 are valid and binding, and neither DeSoto, Metroplex, USP nor any of USP's Affiliates has breached and, to the knowledge of USP, no other party thereto has breached any provision of, and there are no facts or circumstances known to USP which would reasonably indicate that DeSoto, Metroplex, USP or any of USP's Affiliates will or may be in such breach under, any such agreement, contract, lease or instrument, which invalidity or breach would have a material adverse effect on DeSoto, Metroplex or USP (with respect to USP's operation of the HealthFirst Management Agreements). Each of the HealthFirst Management Agreements is in full force and effect and represents the binding obligations of the parties thereto. USP is the sole manager or similar party under each of the HealthFirst Management Agreements. Except as described in SCHEDULE 8.6, neither USP, any USP Affiliate nor any Partnership is in breach of the terms of, and there are no facts or circumstances known to USP which would reasonably indicate that USP, any USP Affiliate or any Partnership will or may be in breach of its obligations under, any HealthFirst Management Agreement.

      8.7 LITIGATION AND PROCEEDINGS. Except for malpractice claims arising before the Effective Date covered by insurance policies, there are no legal claims, actions, suits, arbitrations or other legal, administrative or governmental proceedings pending or, to USP's knowledge, threatened against DeSoto or Metroplex or their respective properties, assets or business, and to USP's knowledge no facts exist which might form the basis for any such claim, action, suit or other proceeding, other than claims, actions, suits or other proceedings that, in the aggregate, will not have a material adverse effect on DeSoto or Metroplex. The operations of DeSoto and Metroplex have not caused DeSoto or Metroplex to be in default with respect to any judgment, order or decree of any court, governmental agency or instrumentality. Neither USP nor any of its Affiliates is a party to any litigation that would materially affect the HealthFirst Management Agreements.

      8.8 COMPLIANCE WITH LAW AND INSTRUMENTS. The business and operations of DeSoto and Metroplex each have been and are being conducted in material compliance with all applicable laws, rules, regulations and licensing requirements of all authorities, the violation of which, individually or in the aggregate, would materially affect in any way the business of DeSoto or Metroplex. USP is unaware of any facts which might form the basis for a claim that any such violation exists. USP is in compliance in all material respects with all of its material obligations that have arisen to date under the HealthFirst Purchase Agreement. The business and operations of USP in performing its obligations under the HealthFirst Management Agreements have been and are being conducted in material compliance with all applicable laws, rules, regulations and licensing requirements of all authorities, the violation of which, individually or in the aggregate, would materially affect USP's ability to receive the benefits of the HealthFirst Management Agreements in any way. DeSoto and Metroplex each meets in all material respects the conditions for participation in the Medicare and Medicaid programs. Neither the U.S. Department of Health and Human Services nor any state agency has conducted, or has given USP, DeSoto or Metroplex any notice that it intends to conduct, any audit or other review of the participation of DeSoto or Metroplex in the Medicare and Medicaid programs (other than annual surveys, reviews and audits), and no such audit or review would result in any material liability by DeSoto or Metroplex for any reimbursement, penalty or interest with respect to payments received by DeSoto or Metroplex thereunder.

      8.9 ACCOUNTS RECEIVABLE. All of the accounts receivable of DeSoto and Metroplex are and will be valid and enforceable claims and are not subject to any defenses, offsets, claims or counterclaims. Notwithstanding the foregoing, USP expressly makes no warranty or guaranty as to the collectibility of such accounts receivable.

      8.10 ABSENCE OF SPECIFIED CHANGES. Except as provided on SCHEDULE 8.10 and except for the transactions provided for herein, since the Balance Sheet Date there has not been (a) any transaction by DeSoto or Metroplex relating to or affecting DeSoto or Metroplex in any material respect, except in the ordinary course of business as conducted in 1999; (b) any liability incurred, except liabilities incurred in the ordinary course of business; (c) any capital expenditure exceeding $25,000; (d) any cancellation of any debt or claim or waiver of any right of substantial value (except as provided for in this Agreement); (e) any destruction, damage to or loss of any material asset of DeSoto or Metroplex, whether or not covered by insurance; (f) any new mortgage, pledge or other encumbrance of any asset of DeSoto or Metroplex; (g) any agreement by DeSoto, Metroplex or USP to do any of the things described in this
Section 8.10; or (h) any material adverse change in the business or prospects of DeSoto or Metroplex.

      8.11 LABOR MATTERS. Neither DeSoto, Metroplex nor USP is a party to any labor union agreement, and the relationship of USP with its employees is adequate for the current needs of DeSoto and Metroplex. There are no threats of strike or work stoppages by any employees of DeSoto, Metroplex or USP.

      8.12 INSURANCE POLICIES. USP has policies of insurance in effect for DeSoto and Metroplex, and each of Irving and DSP has policies of insurance in effect, in such amounts and insuring against such losses and risks as are normal for their business, including without limitation medical malpractice insurance coverage.

      8.13 NO BROKERS OR FINDERS. As a result of any act or failure to act by USP, USP Parent or any of their agents, no person or entity has, or as a result of the transactions contemplated hereby will have, any right, interest or valid claim against or upon THVG1, THVG2 or Baylor or any of its Affiliates for any commission, fee or other compensation as a broker, finder or any similar capacity.

      8.14 ISSUANCE 0F ADDITIONAL PARTNERSHIP INTERESTS. Since the Closing Date of the HealthFirst Purchase Agreement, (a) there has been no amendment of any HealthFirst Management Agreement, the partnership agreement of either DeSoto or Metroplex or, to USP's knowledge, the partnership agreement of Irving, Fort Worth or DSP, and (b) neither DeSoto nor Metroplex has issued any general, limited or other partnership interest.

      8.15 CORPORATE DOCUMENTS. USP has provided Baylor with true and complete copies of USP Parent's Stockholders Agreement and Registration Rights Agreements referred to in Section 11.10 and of USP Parent's Certificate of Incorporation.

      8.16 CONSENTS AND APPROVALS. Attached hereto as SCHEDULE 8.16 is a list of the consents and approvals that will be required to satisfy the conditions set forth in Sections 11.4 (with respect to THVG2) and 11.6.

      8.17 NONCOMPETITION COVENANTS. Neither DeSoto nor Metroplex is subject to any noncompetition covenant or other similar agreement restricting its ability to engage in competitive businesses. Following the Closing, THVG2 and its Affiliates will not be subject to any such noncompetition covenant or restrictive agreement by virtue of THVG2's acquisition of the USP Assets.

      8.18 THE REAL PROPERTY

      (a) USP has not received written notice of either a violation of any applicable ordinance or other law, order, regulation or requirement, or any condemnation, lien, assessment or the like, relating to any part of the real property used by DeSoto and/or Metroplex (collectively, the "HealthFirst Real Property") or the operation thereof and, to the best knowledge of USP, there is not presently contemplated or proposed any condemnation or similar action or zoning action or proceeding with respect to any HealthFirst Real Property or the operation thereof;

      (b) To the best knowledge of USP, the HealthFirst Real Property and its operation are in compliance with all applicable zoning ordinances (including without limitation parking requirements) and building codes, and the consummation of the transactions contemplated herein will not result in the termination of any current zoning variance;

      (c) The HealthFirst Real Property and all buildings, improvements and fixtures thereon or therein, and all parts thereof and appurtenances thereto, including without limitation the plumbing, electrical, mechanical, heating, ventilation and air conditioning systems, are in good operating condition and in a reasonable state of maintenance and repair, except for normal wear and tear;

      (d) To the best knowledge of USP, no person or entity other than DeSoto or Metroplex has any option or right of first refusal to purchase, lease or rent any HealthFirst Real Property;

      (e) None of the HealthFirst Real Property is located in a state or federally designated flood hazard area; and

      (f) The Surgery Centers owned by DeSoto and Metroplex have adequate parking available to satisfy their respective current needs.

      8.19 ENVIRONMENTAL MATTERS.

      (a) Each of DeSoto and Metroplex is in compliance with all Environmental Laws (as defined below) in all material respects, which compliance includes, without limitation, the possession by DeSoto and Metroplex of all permits and other governmental authorizations required under applicable Environmental Laws to operate their respective Surgery Centers as currently operated, and DeSoto and Metroplex each is in compliance in all material respects with the terms and conditions thereof;

      (b) No Hazardous Substances (as defined below) have been generated or stored on, at or adjacent to any HealthFirst Real Property by USP, DeSoto or Metroplex, except in compliance with applicable Environmental Laws;

      (c) No Hazardous Substances have been disposed of or released on, from or adjacent to any Real Property by USP, DeSoto or Metroplex, except in compliance with applicable Environmental Laws;

      (d) USP has not received any written communication, whether from a governmental authority, citizen's group, employee or otherwise, that alleges that any HealthFirst Real Property is not in material compliance with Environmental Laws, and there is no Environmental Claim (as defined below) pending or, to the best knowledge of USP, threatened against any party hereto; and

      (e) To the best knowledge of USP, no HealthFirst Real Property contains asbestos in any form.

      "Environmental Claim" means any claim, action, cause of action, investigation or notice by any person or entity alleging potential liability (including without limitation potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (A) the presence, or release on or from any Real Property or any Surgery Center, of Hazardous Substances or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

      "Environmental Laws" means the federal, state, regional, county or local environmental, health or safety laws, regulations, ordinances, rules and regulations and common law in effect on the date hereof and the Closing Date relating to the use, refinement, handling, treatment, removal, storage, production, manufacture, transportation or disposal, emissions, discharges, releases or threatened releases of Hazardous Substances, or otherwise relating to protection of human health or the environment (including without limitation ambient air, surface water, ground water, land surface or subsurface strata), as the same may be amended or modified to the date hereof and the Closing Date.

      "Hazardous Substances" means any toxic or hazardous waste, pollutants or substances, including without limitation asbestos containing materials or substances, any substance defined or listed as a "hazardous substance," "toxic substance," "toxic pollutant" or similarly identified substances or mixture, in or pursuant to any Environmental Law and medical or infectious wastes.

      8.20 CAPITAL STOCK. The authorized capital stock of USP Parent consists of: (i) 30,000,000 shares of USP Common Stock, of which 21,981,429 shares are outstanding on the date hereof; (ii) 40,000,000 shares of Common Stock, par value $0.01 per share (the "Common Stock"), none of which are outstanding;
(iii) 31,200 shares of Series A Redeemable Preferred Stock, par value $0.01 per share, all of which are outstanding; and (iv) 2,716 shares of Series B Convertible Preferred Stock, par value $0.01 per share, all of which are outstanding. All of the outstanding shares of USP Common Stock, Series A Redeemable

Preferred Stock and Series B Convertible Preferred Stock have been validly issued and are fully paid and nonassessable. As of the date hereof, Buyer had reserved 3,250,000 shares of Common Stock for issuance pursuant to its Stock Option and Restricted Stock Purchase Plan, 2,608,300 of which are subject to outstanding options granted by Buyer pursuant to said Plan. In addition, pursuant to that certain Securities Purchase Agreement, dated as of October 26, 1998, among Buyer and certain of its current stockholders, Buyer has issued and sold, or is obligated to issue and sell, an aggregate of $20,120,000 of Buyer's 7% Senior Subordinated Notes. Welsh, Carson, Anderson & Stowe VII, L.P. currently is the record holder of shares of USP Common Stock.

      9. REPRESENTATIONS AND WARRANTIES OF BAYLOR. Baylor represents and warrants to USP as follows:

      9.1 EXISTENCE. Baylor is a non-profit corporation that is duly organized, validly existing and in good standing under the laws of the State of Texas. Baylor is not a party to any partnership or joint venture arrangement that in any way affects or relates to any Baylor Center, other than partnerships that are 100% owned by Baylor and its Affiliates.

      9.2 AUTHORITY AND COMPLIANCE WITH INSTRUMENTS. This Agreement has been duly and validly approved by all necessary action of the board of directors, members and other governing bodies of Baylor and constitutes the valid and binding obligation of Baylor. No provisions exist in any agreement to which Baylor or any of its Restricted Affiliates is a party or by which any of the Baylor Center Assets is bound which would be violated by the execution, delivery or consummation of this Agreement or the transactions contemplated hereby.

      9.3 TITLE TO THE BAYLOR CENTER ASSETS. Baylor has good title to the Baylor Center Assets (including title to leasehold interests as to any such assets that are leased by Baylor), subject to no mortgage, pledge, lien, security interest, encumbrance or other charge other than (a) the interests of lessors in leased assets, (b) liens for taxes not yet due or that are being contested in good faith, (c) liens pursuant to agreements listed on the Schedules to this Agreement and (d) other liens, the existence of which, in the aggregate, do not have a material adverse effect on any Baylor Center. Upon consummation of the transactions contemplated by this Agreement, THVG1 will receive good title to the Baylor Center Assets. The Baylor Center Assets (including leased assets) and the Excluded

Assets constitute all of the properties and assets used by Baylor in connection with the Baylor Centers.

      9.4 FINANCIAL STATEMENTS. Baylor has delivered to USP COPIES of the following financial statements of each of the Baylor Centers (copies of which are attached hereto as SCHEDULE 9.4): (a) unaudited balance sheet as of March 31, 1999; (b) unaudited statement of operations for the three month period ended on March 31, 1999; and (c) unaudited balance sheet as of December 31, 1998 and statement of operations for the 12 month period then ended. Such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied (except such financial statements are not audited and do not include footnotes and the interim statements are subject to normal year end adjustments) and present fairly the financial condition of the Baylor Centers as of the Balance Sheet Date. Except for (i) the liabilities reflected in the above referenced balance sheets, (ii) liabilities created by the agreements described in SCHEDULE 9.6 attached hereto and (iii) other obligations incurred in the ordinary course of business since March 31, 1999, neither Baylor Center is subject to any liability of any nature, whether accrued, absolute, contingent or otherwise, including without limitation any liability or obligation of the types described in Sections 1.3(a), (c), (d) and
(j). Each Baylor Center is and as of the Closing Date will be current in all payment obligations to which it is subject, other than trade payables that are not more than 60 days past due.

      9.5 LICENSING OF BAYLOR CENTERS. Each Baylor Center is licensed by the TDH as a freestanding facility, which license is independent of any license for any hospital or other facility affiliated with Baylor. Subject to obtaining the approval of the TDH with respect to the change of ownership of the Baylor Centers contemplated by this Agreement and the other approvals listed in
Schedule 9.15, Baylor is not aware of any reason that the Baylor Limited Partnership will not be able to continue to operate the Baylor Centers upon transfer of the Baylor Center Assets to THVG1, and by THVG1 to the Baylor Limited Partnership, as contemplated hereby.

      9.6. CONTRACTS. Baylor has delivered to USP an accurate list (attached hereto as SCHEDULE 9.6) of all material contracts, leases (excluding the current real property leases relating to the facilities in which the Baylor Centers are located and managed care contracts or arrangements covering services provided by a Baylor Center and one or more facilities other than the Baylor Centers, as to which Baylor has provided to

USP an accurate list of the payors and the payment rates for outpatient surgical services applicable to the Baylor Centers) and instruments to which Baylor is a party and which relate to or affect either of the Baylor Centers or by which any Baylor Center Assets are bound, including without limitation the following: (a) all equipment leases and rental arrangements; (b) all executory purchase agreements relating to the purchase of equipment; (c) all agreements with any physician or other health care provider who either provides services or refers patients to such Baylor Center; (d) all employment and consulting agreements (each of which is terminable by Baylor and will be terminated at or prior to the Closing); and (e) all agreements with employers, health maintenance organizations, insurance companies, preferred provider organizations and other managed care entities whereunder a Baylor Center (and only one or both Baylor Centers) provides surgery center services; provided, however, that SCHEDULE 9.6 need not include contracts that do not involve a non-cancellable financial commitment of more than $25,000 and are cancellable without cost or penalty no later than 12 months after the Closing Date. There are no managed care contracts that relate only to services provided by the Baylor Centers. Baylor has delivered to USP or its counsel true and complete copies of the documents described in SCHEDULE 9.6. All of the agreements, contracts, leases and instruments listed in SCHEDULE 9.6 are valid and binding, and neither Baylor nor any of its Affiliates has breached and, to the knowledge of Baylor, no other party thereto has breached any provision of, and there are no facts or circumstances known to Baylor which would reasonably indicate that Baylor or any of its Affiliates will or may be in such breach under, any such agreement, contract, lease or instrument, which invalidity or breach would have a material adverse effect on any Baylor Center.

      9.7 LITIGATION AND PROCEEDINGS. Except for malpractice claims arising before the Effective Date covered by self-insurance programs of Baylor and its Affiliates or insurance policies (the responsibility for which shall be retained by Baylor) and as described in SCHEDULE 9.7, there are no legal claims, actions, suits, arbitrations or other legal, administrative or governmental proceedings pending or, to Baylor's knowledge, threatened against Baylor relating to or affecting either of the Baylor Centers or the Baylor Center Assets, and to Baylor's knowledge no facts exist which might form the basis for any such claim, action, suit or other proceeding, other than claims, actions, suits or other proceedings that, in the aggregate, will not have a material adverse effect on any Baylor Center. Baylor's operation of the Baylor Centers has not caused Baylor to default with respect to any judgment, order or decree of any court, governmental agency or instrumentality.

      9.8 COMPLIANCE WITH LAW AND INSTRUMENTS. The business and operations of the Baylor Centers have been and are being conducted in material compliance with all applicable laws, rules, regulations and licensing requirements of all authorities, the violation of which, individually or in the aggregate, would materially affect in any way the business of either of the Baylor Centers. Baylor is unaware of any facts which might form the basis for a claim that any such violation exists. Each Baylor Center meets in all material respects the conditions for participation in the Medicare and Medicaid programs. Neither the U.S. Department of Health and Human Services nor any state agency has conducted, or has given Baylor or its Affiliates any notice that it intends to conduct, any audit or other review of a Baylor Center's participation in the Medicare and Medicaid programs (other than annual surveys, reviews and audits), and no such audit or review would result in any material liability by Baylor or its Affiliates for any reimbursement, penalty or interest with respect to payments received by Baylor or its Affiliates thereunder.

      9.9 ACCOUNTS RECEIVABLE. All of the accounts receivable of the Baylor Centers are and will be valid and enforceable claims and are not subject to any defenses, offsets, claims or counterclaims. Notwithstanding the foregoing, Baylor expressly makes no warranty or guaranty as to the collectibility of such accounts receivable.

      9.10 ABSENCE OF SPECIFIED CHANGES. Except as provided on SCHEDULE 9.10 and except for the transactions provided for herein, since March 31, 1999 there has not been (a) any transaction by Baylor relating to or affecting any Baylor Center in any material respect, except in the ordinary course of business as conducted in 1999; (b) any liability incurred, except liabilities incurred in the ordinary course of business; (c) any capital expenditure at any Baylor Center exceeding $25,000; (d) any cancellation of any debt or claim or waiver of any right of substantial value (except as provided for in this Agreement) by Baylor relating to or affecting any Baylor Center; (e) any destruction, damage to or loss of any material Baylor Center Asset, whether or not covered by insurance; (f) any mortgage, pledge or other encumbrance of any Baylor Center Asset; (g) any agreement by Baylor or any of its Affiliates to do any of the things described in this Section 9.10; or (h) any material adverse change in the business or prospects of any Baylor Center.

      9.11 LABOR MATTERS. Neither Baylor nor any of its Affiliates is a party to any labor union agreement that affects any Baylor Center, and the relationship of Baylor and its

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
Affiliates with their employees is adequate for the current needs of the Baylor Centers. There are no threats of strike or work stoppages by any Baylor Center employees.

      9.12 INSURANCE POLICIES. Baylor has programs of self-insurance and policies of insurance in effect in such amounts and insuring against such losses and risks as are normal for the business of the Baylor Centers, including without limitation medical malpractice insurance or self-insurance coverage.

      9.13 NO BROKERS OR FINDERS. As a result of any act or failure to act by Baylor or any of its Affiliates or agents, no person or entity has, or as a result of the transactions contemplated hereby will have, any right, interest or valid claim against or upon THVG1, THVG2, USP or USP Parent for any commission, fee or other compensation as a broker, finder or in any similar capacity.

      9.14 INVESTMENT INTENT. THVG2 acknowledges that the Transferred Partnership Interests have been offered and will be transferred to THVG2 pursuant to an exemption from registration under the Securities Act of 1933, as amended (the "1933 Act"), and all applicable state securities laws. THVG2 is acquiring the Transferred Partnership Interests for investment purposes only and it has no present intent to distribute, resell, pledge or otherwise dispose of any of the Transferred Partnership Interests. With respect to each Convertible Note acquired by Baylor pursuant to Section 4(d) and any USP Common Stock acquired by Baylor upon the conversion of any Convertible Note, Baylor acknowledges that such Convertible Note and USP Common Stock have been offered and will be issued to Baylor pursuant to an exemption from registration under the 1933 Act and all applicable state securities laws, and Baylor will acquire each such Convertible Note and all such USP Common Stock for investment purposes only and without any intent to distribute, resell, pledge or otherwise dispose of any such Convertible Note or USP Common Stock.

      9.15 CONSENTS AND APPROVALS. Attached hereto as SCHEDULE 9.15 is a list of the consents and approvals that will be required to satisfy the conditions set forth in Sections 12.4 (with respect to THVG1) and 12.5.

      9.16 NONCOMPETITION COVENANTS. Following the Closing, THVG1 and its Affiliates (including the Baylor Limited Partnership) will not be subject to any noncompetition covenant or other similar agreement by virtue of the Baylor Limited Partnership's acquisition of the Baylor Center Assets.

      9.17 THE REAL PROPERTY.

      (a) Baylor has not received written notice of either a violation of any applicable ordinance or other law, order, regulation or requirement, or any condemnation, lien, assessment or the like, relating to any part of the Baylor Real Property or the operation thereof and, to the best knowledge of Baylor, there is not presently contemplated or proposed any condemnation or similar action or zoning action or proceeding with respect to any Baylor Real Property or the operation thereof;

      (b) To the best knowledge of Baylor, the Baylor Real Property and its operation are in compliance with all applicable zoning ordinances (including without limitation parking requirements) and building codes, and the consummation of the transactions contemplated herein will not result in the termination of any current zoning variance;

      (c) The Baylor Real Property and all buildings, improvements and fixtures thereon or therein, and all parts thereof and appurtenances thereto, including without limitation the plumbing, electrical, mechanical, heating, ventilation and air conditioning systems, are in good operating condition and in a reasonable state of maintenance and repair, except for normal wear and tear;

      (d) To the best knowledge of Baylor, no person or entity other than Baylor and its Affiliates has any option or right of first refusal to purchase, lease or rent any Baylor Real Property;

      (e) None of the Baylor Real Property is located in a state or federally designated flood hazard area; and

      (f) The Baylor Centers have adequate parking available to satisfy their respective current needs.

      9.18 ENVIRONMENTAL MATTERS.

      (a) Each of the Baylor Centers is in compliance with all Environmental Laws in all material respects, which compliance includes, without limitation, the possession by Baylor and its Affiliates of all permits and other governmental authorizations required under applicable Environmental Laws to operate the Baylor Centers as currently operated, and Baylor and its Affiliates are in compliance in all material respects with the terms and conditions thereof;

      (b) No Hazardous Substances have been generated or stored on, at or adjacent to any Baylor Real Property by Baylor or its Affiliates, except in compliance with applicable Environmental Laws;

      (c) No Hazardous Substances have been disposed of or released on, from or adjacent to any Real Property by Baylor or its Affiliates, except in compliance with applicable Environmental Laws;

      (d) Baylor has not received any written communication, whether from a governmental authority, citizen's group, employee or otherwise, that alleges that any Baylor Real Property is not in material compliance with Environmental Laws, and there is no Environmental Claim pending or, to the best knowledge of Baylor, threatened against any party hereto; and

      (e) To the best knowledge of Baylor, no Baylor Real Property contains asbestos in any form.

      10. COVENANTS.

      10.1 CONTINUATION 0F BUSINESSES. From the date hereof until the Closing Date, USP (as to DeSoto, Metroplex and the HealthFirst Management Agreements) and Baylor (as to the Baylor Centers) each shall:

      (a) conduct its business only in the usual and ordinary course as it has previously been conducted, including without limitation its policies and practices relating to the collection of accounts receivable and the payment of all trade payables and other liabilities, and not introduce any new methods of management, operations or accounting;

      (b) maintain their respective assets in as good working order and condition as at present, ordinary wear and tear excepted;

      (c) perform all of their respective material obligations under all material contracts and leases;

      (d) keep in full force and effect present insurance policies or other comparable insurance coverage; and

      (e) use its commercially reasonable efforts to maintain and preserve its business organizations intact, retain its present employees and maintain its relationship with its employees, suppliers, customers, clients and others having business relations with it.


      10.2 TRANSACTIONS REQUIRING CONSENT. From the date hereof until the Closing Date, neither USP (as to DeSoto, Metroplex and the HealthFirst Management Agreements) nor Baylor (as to the Baylor Centers) shall:

      (a) create or assume any mortgage, pledge or other lien or encumbrance upon any of its assets, whether now owned or hereafter acquired;

      (b) incur any debt other than normal trade payables and employee compensation obligations; or

      (c) change any employee or professional consultant compensation, except in the ordinary course of business.

      10.3 PERFORMANCE COVENANT. Each of the parties hereto covenants and agrees that it will take all actions reasonably within its power and authority to duly and timely carry out all of its obligations hereunder, to perform and comply with all of the covenants, agreements, representations and warranties hereunder applicable to it and to cause all conditions to the obligations of the other party to close the transactions provided for herein to be satisfied as promptly as possible.

      10.4 COSTS 0F AGREEMENT. Except as otherwise expressly provided herein, each of the parties hereto agrees to bear all of its own expenses incurred in preparing or complying with this Agreement, including without limitation all legal and accounting expenses and fees. THVG1 and THVG2 shall not bear any such expenses, other than the costs of the syndication referred to in Section 13.3, which shall be borne by the Baylor Limited Partnership. Notwithstanding any provision of this Agreement to the contrary, THVG1 or the Baylor Limited Partnership, and not Baylor, will bear the expenses associated with the transactions described in Recitals F(2) and F(3).

      10.5 DUE DILIGENCE. From the date hereof until the Closing or the termination of this Agreement, USP and Baylor (as to the Baylor Centers) shall each afford authorized representatives of the other with. reasonable access to its financial, operational and statistical books and records and shall permit such representatives to conduct physical inspections of their respective businesses at such time or times as will not disrupt customary delivery of care to patients.

      10.6 SECURITIES LAW COMPLIANCE. Subject to the accuracy of the representations and warranties made by THVG2 and Baylor in Section 9.14, if USP, USP Parent or any Partnership issues any securities to THVG2 or Baylor pursuant to the terms of this Agreement, USP will take all necessary actions to ensure such issuances comply with all applicable securities laws.

      10.7 ACCESS TO BOOKS AND RECORDS. THVG1 will allow Baylor access to the books and records that are included in the Baylor Center Assets for a period ending five years from the Closing Date.

      11. CONDITIONS PRECEDENT TO OBLIGATIONS OF BAYLOR. The obligations of Baylor hereunder are, at the option of Baylor, subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

      11.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES OF USP. The representations and warranties of the USP contained in this Agreement shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (subject to any changes resulting from the transactions contemplated hereby). All of the agreements of USP to be performed on or before the Closing Date pursuant to the terms hereof shall have been performed in all material respects. USP shall have delivered to Baylor at the Closing a certificate regarding the matters described in this Section 11.1 and in Section 11.3.

      11.2 ACTION RESTRAINING OR AFFECTINQ TRANSACTION. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transfer of any of the Baylor Center Assets to THVG1 or any of the USP Assets to THVG2, or which in the opinion of Baylor may otherwise materially affect THVG1 or THVG2, and no third party or governmental agency or body shall have taken or threatened any action with respect to the transactions provided for herein as a result of which Baylor deems it inadvisable to proceed with the transactions contemplated hereunder.

      11.3 MATERIAL CHANGES. The financial condition, business or prospects of DeSoto and Metroplex shall not have suffered any material adverse change, loss or damage since the Balance Sheet Date.

      11.4 GOVERNMENTAL PERMITS. THVGl and THVG2 shall have obtained all licenses, certificates, permits and rulings of, and made all notices to, all governmental authorities that may be required prior to the acquisition and the operation of the Baylor Centers by the Baylor Limited Partnership or for the acquisition of the USP Assets by THVG2.

      11.5 CONSENTS, APPROVALS OR AUTHORIZATIONS. THVGl shall have obtained all consents, approvals or authorizations with respect to any lease, contract, agreement or other instrument listed in SCHEDULE 9.6 which may be necessary (a) for the Baylor Limited Partnership to receive all of the rights and benefits of Baylor thereunder and (b) to vest THVGl with good title to the Baylor Center Assets; provided, however, that the parties hereto acknowledge and agree that it will not be necessary to seek the consent of any health maintenance organization, insurance company, managed care organization or other third party payor (the "Plans") with respect to the assignment of contracts with the Plans, or the assignment or subcontracting of Baylor's contracts with the Plans for outpatient surgery services, to the Baylor Limited Partnership, and the parties shall determine whether it is in their best interests either to retain such contractual arrangements in the name of Baylor (with the benefits thereof being assigned to the Baylor Limited Partnership) or to assign such contracts to the Baylor Limited Partnership.

      11.6 CONSENTS TO ASSIGMENTS OF USP ASSETS. USP shall have obtained and delivered to Baylor all consents, approvals and authorizations that are required in connection with the transfer of the USP Assets to THVG2 and necessary to vest THVG2 with good title to the USP Assets, including without limitation the consent of the Principals, HealthFirst and the Sellers to the assignment of the HealthFirst Purchase Agreement to THVG2.

      11.7 ASSIGMENT AND ASSUMPTION AGREEMENT. USP and THVG2 shall have executed and delivered to THVG2 an Assignment and Assumption Agreement transferring title to the USP Assets to

THVG2, which Assignment and Assumption Agreement shall be in the form attached hereto as EXHIBIT E.

      11.8 RECEIPT 0F CONSIDERATION. USP shall have delivered to Baylor a Convertible Note as provided in Section 4 (d) (i).

      11.9 THVG2 MANAGEMENT AGREEMENTS THVG2 and USP shall have executed and delivered to Baylor the THVG2 Management Agreement.

      11.10 AMENDED AND RESTATED STOCKHOLDERS AGREEMENT AND AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT. USP Parent and the requisite number of USP Parent capital stock holders shall have executed and delivered to Baylor (a) an amendment, in the form attached hereto as EXHIBIT H, to USP Parent's Amended and Restated Stockholders Agreement and (b) an amendment, in the form attached hereto as EXHIBIT I, to USP Parent's Amended and Restated Registration Rights Agreement.

      11.11 BILL 0F SALE. The Baylor Limited Partnership shall have executed and delivered the Bill of Sale and Assumption of Liabilities as described in Section 12.7.

      12 CONDITIONS PRECEDENT TO OBLIGATIONS OF USP. The obligations of USP hereunder are, at the option of USP, subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

      12.1 ACCURACY 0F REPRESENTATIONS AND WARRANTIES 0F BAYLOR. The representations and warranties of Baylor contained in this Agreement shall be true as of the Closing Date as though such representations and warranties had been made at and as of such date (subject to any changes resulting from the transactions contemplated hereby). All of the agreements of Baylor to be performed by Baylor on or before the Closing Date shall have been duly performed in all material respects. Baylor shall have delivered to USP at the Closing a certificate with respect to the matters set forth in this Section 12.1 and in
Section 12.3.

      12.2 ACTION RESTRAINING OR AFFECTING TRANSACTION. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transfer of any of the USP Assets to THVG2 or any of the Baylor Center Assets to THVGl, or which in the opinion of USP may otherwise materially affect THVGl or THVG2, and no third party or governmental agency or body shall have taken or threatened any action with respect to the transactions provided for herein as a result of which USP deems it inadvisable to proceed with the transactions contemplated hereunder.

      12.3 MATERIAL CHANGES. Neither the Baylor Center Assets nor the financial condition, business or prospects of the Baylor Centers shall have suffered any material adverse change, loss or damage since the Balance Sheet Date.

      12.4 GOVERNMENTAL PERMITS. THVGl and THVG2 shall have obtained all licenses, certificates, permits and rulings of, and made all notices to, all governmental authorities that may be required prior to the acquisition and operation of the Baylor Centers by the Baylor Limited Partnership or for the acquisition of the USP Assets by THVG2.

      12.5 CONSENTS, APPROVALS OR AUTHORIZATIONS THVGl shall have obtained all consents, approvals or authorizations with respect to any equipment lease, contract, agreement or other ; instrument listed in SCHEDULE 9.6 which may be necessary (a) for the Baylor Limited Partnership to receive all of the rights and benefits of Baylor thereunder and (b) to vest THVGl with good title to the Baylor Center Assets; provided, however, that the parties hereto acknowledge and agree that it will not be necessary to seek the consent of the Plans with respect to the assignment of the Baylor Center's contracts with the Plans, or the assignment or subcontracting of Baylor's contracts with the Plans for outpatient surgery services, to the Baylor Limited Partnership, and the parties shall determine whether it is in their best interests either to retain such contractual arrangements in the name of Baylor (with the benefits thereof being assigned to the Baylor Limited Partnership) or to assign such contracts to the Baylor Limited Partnership.

      12.6 CONSENTS TO ASSIGNMENTS 0F USP ASSETS. USP shall have obtained and delivered to Baylor all consents, approvals and authorizations that are required in connection with the transfer of the USP Assets to THVG2 and necessary to vest THVG2 with good title to the USP Assets, including without limitation the consent of the Principals, HealthFirst and the Sellers to the assignment of the HealthFirst Purchase Agreement to THVG2.

      12.7 BILL OF SALE. Baylor and the Baylor Limited Partnership shall have executed and delivered a Bill of Sale and Assumption of Liabilities pursuant to which Baylor transfers title to the Baylor Center Assets to the Baylor Limited

Partnership on behalf of THVG1 and the Baylor Center General Partner, which Bill of Sale and Assumptions of Liabilities shall be in the form attached hereto as EXHIBIT F. In addition, Baylor shall have executed and delivered to USP an instrument of assignment in form and substance reasonably satisfactory to USP transferring to USP one-half of the Ownership Interest in THVG1 issued to Baylor pursuant to Section 1.2.

      12.8 NEW LEASES. BHCS and the Baylor Limited Partnership shall have entered into a new Lease Agreement, which shall be substantially in the form of EXHIBIT G attached hereto, whereunder BHCS shall lease the Baylor Real Property associated with Baylor Surgicare to the Baylor Limited Partnership. In addition, Baylor shall have entered into a new Lease Agreement, which shall be substantially in the form of EXHIBIT G attached hereto, whereunder Baylor shall lease the Baylor Real Property associated with Texas Surgery Center to the Baylor Limited Partnership.

      12.9 THVG2 MANAGEMENT AGREEMENT. THVG2 and Baylor shall have executed and delivered to USP the THVG2 Management Agreement.

      12.10 AMENDED AND RESTATED STOCKHOLDERS AGREEMENT AND AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT. USP Parent and the requisite number of USP Parent capital stock holders shall have executed and delivered to Baylor (a) an amendment, in the form attached hereto as EXHIBIT H, to USP Parent's Amended and Restated Stockholders Agreement and (b) an amendment, in the form attached hereto as EXHIBIT I, to USP Parent's Amended and Restated Registration Rights Agreement.

      12.11 ASSIGNMENT AND ASSUMPTION AGREEMENT. THVG2 shall have executed and delivered to USP an Assignment and Assumption Agreement as described in Section 11.7.

      13. ADDITIONAL COVENANTS.

      13.1 INDEMNIFICATION.

      (a) USP hereby covenant and agrees that it will indemnify and hold Baylor at all times harmless from and against any loss, damage and expense (including reasonable attorneys' fees and other costs of defense) caused by or arising out of or in connection with (i) any liability or obligation arising out of the business of USP as conducted on or before the Effective Date that is not expressly assumed by THVG2 pursuant to Section 2.3 or

(ii) any misrepresentation, breach of warranty or nonfulfillment of any covenant made by USP under or pursuant to this Agreement.

      (b) Baylor hereby covenants and agrees that it will indemnify and hold USP at all times harmless from and against any loss, damage and expense (including reasonable attorneys' fees and other costs of defense) caused by or arising out of or in connection with (i) any liability or obligation arising out of the business of the Baylor Centers as conducted on or before the Effective Date that is not expressly assumed by the THVG1 pursuant to Section 1.3 or (ii) any misrepresentation, breach of warranty or nonfulfillment of any covenant made by Baylor under or pursuant to this Agreement.

      (c) Any party that intends to enforce an indemnity obligation shall give the indemnifying party notice of any claim as soon as possible, but the failure to give such notice shall not constitute a waiver or release of the indemnifying party and shall not affect the rights of the indemnified party to recover under this indemnity, except to the extent the indemnifying party is prejudiced thereby.

      (d) In connection with any claim giving rise to indemnity under this
Section 13.1 resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the indemnifying party, at its sole cost and expense, may, upon written notice to the indemnified party, assume control of the defense of such claim or legal proceeding, to the extent that the indemnifying party admits in writing its indemnification liability to the indemnified party with respect to all material elements thereof. If the indemnifying party assumes the defense of any such claim or legal proceeding, the obligations of the indemnifying party hereunder as to such claim or legal proceeding shall be to take all steps necessary in the defense or settlement thereof and to hold the indemnified party harmless from and against any losses, damages, expenses or liability caused by or arising out of any settlement approved by the indemnifying party and the indemnified party or any judgment in connection with such claim or legal proceeding. Each indemnified party agrees that it will cooperate with the indemnifying party in the defense of any such action, the defense of which is assumed by the Indemnifying Party. Except with the consent of the indemnified party, which consent may be withheld at the indemnified party's sole discretion, the indemnifying party shall not consent to any settlement or the entry of any judgment arising from any such claim or legal proceeding which, in each case, does not include as an unconditional term thereof the delivery by the claimant or the plaintiff to the indemnified party of a release from all liability in respect thereof. The indemnified party shall be entitled to settle any claim without the consent of the indemnifying party where the settlement does not obligate the indemnifying party to pay any monetary damages or obligate or restrict the Indemnifying Party in any way. If the indemnifying party does not assume the defense of any claim or litigation, any indemnified party may defend against such claim or litigation in such manner as it may deem appropriate, including but not limited to settling such claim or litigation, after giving notice of the same to the indemnifying party, on such terms as the indemnified party may deem appropriate. The indemnifying party will, promptly after any of the same is incurred, reimburse the indemnified party in accordance with the provisions hereof for all damages, losses, liabilities, costs and expenses incurred by the indemnified party.

      13.2 NO-SHOP CLAUSE. Unless and until this Agreement is terminated in accordance with Section 14, neither USP nor Baylor will, without the approval of the other, (a) offer for sale the USP Assets or the Baylor Center Assets (or any material portion thereof), (b) solicit offers to buy all or any material portion of such assets, (c) hold discussions with any other party looking toward such an offer or solicitation or, looking toward a merger or consolidation of any entity that directly owns any such assets or (d) enter into any agreement with any other party with respect to the sale or other disposition of the USP Assets or the Baylor Center Assets or any material portion thereof or with respect to any merger, consolidation or similar transaction involving any entity that directly owns any of such assets.

      13.3 PROPOSED SYNDICATION 0F BAYLOR LIMITED PARTNERSHIP. USP, Baylor and THVGl acknowledge and agree that it is their intention to conduct a syndication of limited partnership interests in the Baylor Limited Partnership on substantially the following terms and conditions: (a) the Baylor limited Partnership will offer Limited Partnership Units representing up to a 25% interest in the Baylor Limited Partnership; (b) all of the proposed offerees will be physicians who are on the medical staff of one or both of the Baylor Centers or who have agreed to apply to join the medical staff of one or both of the Baylor Centers; (c) the investors in the offering will be subject to the mutual approval of USP and Baylor; (d) the offering price for the Limited Partnership Units will be based upon an evaluation of the Baylor Limited Partnership that is mutually acceptable to Baylor and USP; and (e) the proceeds of this syndication shall be distributed by the Baylor Limited Partnership to the Baylor Center General Partner and to Baylor and USP (subject to any retention by THVG1 approved by its members).

      13.4 EXERCISE OF HEALTHFIRST OPTIONS. In the event that Baylor elects to cause THVG2 not to exercise any HealthFirst Option, or if Baylor does not consent to allow THVG2 to exercise any HealthFirst Option within 30 days prior to the expiration of such HealthFirst Option, such HealthFirst Option shall be deemed to have been conveyed to USP and USP shall be free to exercise such HealthFirst Option and to own the assets acquired thereby (and any other partnership interest in the partnership that is the subject of such HealthFirst Option thereafter acquired by USP) independent of THVG1, THVG2, Baylor and its affiliates notwithstanding any contrary provisions set forth in the THVGl Regulations, the THVG2 Regulations or any other agreement that may otherwise be applicable. USP shall not be obligated to pay any consideration to THVG2 or Baylor for the transfer of any such HealthFirst Option to USP pursuant to this
Section 13.4. Nothing in this Section 13.4, or any transfer of a HealthFirst Option to USP pursuant hereto, shall affect any Management Agreement between THVG2 and the partnership that is the subject of such HealthFirst Option or the THVG2 Management Agreement as it relates to Baylor and USP providing services to THVG2 in connection with such Management Agreement between THVG2 and such partnership.

      13.5 GUARANTEES 0F USP PARENT AND BHCS. By their execution of this Agreement as set forth on the signature pages hereof, (a) USP Parent hereby guarantees the performance of the obligations of USP that arise under this Agreement and (b) BHCS hereby guarantees the performance of the obligations of Baylor that arise under this Agreement. The guarantees set forth herein are intended to be guarantees of performance and not merely of collection. If the proposed Southwest Health System transaction closes, BHCS may assign its obligations under this Section 13.5 to Baylor University Medical Center, a Texas non-profit corporation ("BUMC"). Notwithstanding the foregoing, however, the obligations guaranteed by USP Parent and BHCS pursuant hereto are limited to those that arise under this Agreement and shall not include the obligations of USP and Baylor, respectively, that arise under the THVGl Regulations or the THVG2 Regulations or any other obligations that arise outside of this Agreement.

      13.6 POSSIBLE ACQUISITION 0F BAYLOR IRVING SURGERY CENTER BY THVG1. Baylor will use reasonable efforts to arrange for the purchase by THVGl of the assets of Baylor Irving Surgery Center from its current owner, Baylor Medical Center at Irving (which is affiliated with Baylor), if and when Baylor Irving Surgery Center is licensed as a freestanding surgery center. The purchase price will be negotiated between USP and said owner and will be subject to approval of the Managers of THVGl in accordance with the THVGl Regulations. The terms of purchase shall otherwise be substantially similar to those set forth herein relating to the acquisition of the Baylor Center Assets by THVG1.

      13.7 USP PARENT STOCKHOLDERS AGREEMENT AND REGISTRATION RIGHTS AGREEMENT. On the Closing Date, Baylor, USP Parent and certain other Persons will enter into (a) an amendment, in the form of EXHIBIT H attached hereto, to USP Parent's Amended and Restated Stockholders Agreement, and (b) an amendment, in the form of EXHIBIT I attached hereto, to USP Parent's Amended and Restated Registration Rights Agreement.

      13.8 USP BOARD OF DIRECTORS REPRESENTATIVE. At all times prior to the earlier of (a) the initial sale by USP Parent of any class of its equity securities pursuant to a registration statement filed under the Securities Act of 1933, as amended, or (b) the registration of the USP Common Stock under the Securities Exchange Act of 1934, as amended, and so long as Baylor and its Affiliates own at least a 30 percent interest in THVG1, Baylor shall have the right to designate, subject to the reasonable approval of the Board of Directors of USP Parent, an officer of BHCS who is at the Senior Vice President level or above to the Board of Directors of USP Parent. USP and USP Parent will use reasonable efforts to cause such designee to be elected to USP Parent's Board of Directors. The parties acknowledge and agree that Baylor has initially designated, and the USP Parent Board of Directors has approved, Boone Powell as Baylor's representative on the USP Parent Board of Directors.

      13.9 MEDICAL DIRECTORS. The parties hereto acknowledge and agree that: (a) Robert Rehmet, M.D. will be offered the position of Medical Director of Baylor Surgicare at his current rate of compensation for a minimum term of three years from the Effective Date; (b) Tom Swygert, M.D. will be offered the position of Medical Director of Texas Surgery Center at his current level of compensation for a minimum period of three years from the Effective Date; and (c) USP will offer to Dr. Rehmet the position of Regional Medical Director for the North Texas Region for compensation to be agreed upon by USP and Dr. Rehmet (which shall include stock options in USP Parent in accordance with the polices and procedures of USP Parent with respect to the grant of stock options to equivalent officers), but such employment shall not be subject to an employment agreement and shall be terminable at will by either USP or Dr. Rehmet.

      13.10 DEVELOPMENTS OUTSIDE OF NORTH TEXAS. USP and Baylor acknowledge and agree that the THVG1 Regulations and the THVG2 Regulations include certain restrictions on their ability to own and operate outpatient surgical facilities within the North Texas Region. In addition, from time to time during the period beginning on the date hereof and ending on June 1, 2002, Baylor and its Affiliates may (but shall not be obligated to) make introductions and otherwise assist USP and its Affiliates in locating potential development or acquisition opportunities for outpatient surgical facilities outside of the North Texas Region. If USP or any of its Affiliates develops or acquires an outpatient surgical facility as a result of or in connection with an opportunity so presented to USP by Baylor or its Affiliates, and if USP or any Affiliate was not already involved in sharing information related to the opportunity prior to such presentation to USP, USP will pay Baylor a fee equal to the lesser of $100,000 or 3% of the capital cost incurred by USP and its Affiliates in acquiring or developing such outpatient surgical facility. Any such fee shall be payable in cash concurrently with the acquisition of or, in the case of a development, the opening of such surgical facility. In order for Baylor to receive credit for this fee, Baylor must present the opportunity in writing and disclose Baylor's relationship (if any) with the project. USP will respond in writing to all such opportunities presented by Baylor within 30 days after the receipt of such written information. If Baylor has or acquires any ownership interest in, or is to receive any other fee with respect to, the acquisition or development of the proposed outpatient surgical facility, no fee shall be payable to Baylor pursuant to this Section 13.10.

      13.11 POTENTIAL CONSOLIDATION 0F USP WITH THVG1 AND/OR THVG2. Baylor acknowledges that an important element of the transactions provided for in this Agreement is that USP intends to consolidate with THVG2 for financial accounting purposes. In addition, USP would like to explore opportunities in the future to consolidate with THVG1. To the extent that any of the proposed terms set forth in this Agreement or in the THVG2 Regulations would prevent or significantly impair USP's ability to so consolidate with THVG2, Baylor will negotiate in good faith with USP to modify such terms so as to allow such consolidation. In addition, if future interpretations of accounting guidelines have the effect of permitting USP to consolidate with THVG1 for financial accounting purposes while still allowing Baylor to retain its required control of THVG1 under applicable federal tax laws and regulations (as interpreted by Baylor) then the parties will agree to negotiate in good faith to modify such terms so as to allow such consolidation.

      13.12 USE 0F BAYLOR NAME AND LOGO. Subject to the approval of Baylor University and execution of an acceptable sublicense agreement, the Baylor Limited Partnership shall be entitled to continue to use the name "Baylor" with respect to the Baylor Center currently known as "Baylor Surgicare. "Baylor agrees to use reasonable efforts to obtain such approval of Baylor University. However, the approval is in Baylor University's sole discretion, and Baylor can not guarantee that the approval will be obtained. In any event, the Baylor Limited Partnership shall be entitled, subject to the execution of an acceptable license or sublicense agreement, as applicable, to state that the Baylor Centers are "affiliated with Baylor" and to use Baylor's "flame" logo in connection with the business of the Baylor Centers. Baylor and THVG1 will prepare and enter into a related sublicensing agreement (which agreement will not require THVG1 or the Baylor Limited Partnership to pay any additional fee or other charge).

      14. TERMINATION.

      14.1 BY MUTUAL CONSENT. This Agreement may be terminated without further obligation of the parties at any time prior to Closing by mutual consent of the parties hereto.

      14.2 DAMAGES. No party shall be liable in damages to any other party as a result of the failure to consummate the transactions contemplated by this Agreement unless such failure is caused by the material breach by such party of any of the terms of this Agreement.

      14.3 UNILATERAL TERMINATION. If, through no fault of or breach by a party hereto, the transactions contemplated hereby have not been consummated on or before June 2, 1999, this Agreement may be terminated by written notice given by any such non-breaching party to the other parties without further obligation of the parties.

      15. CONFIDENTIALITY. In the event that this Agreement is terminated pursuant to Section 14 hereof, or otherwise, or the Closing does not occur by reason of failure of one of the conditions to the Closing, the parties hereto agree (a) to return to the other parties all originals and copies of all documents, financial statements and other information furnished or copied in connection with the transactions contemplated by this Agreement and (b) not to disclose without the prior written consent of the disclosing party any information obtained with respect to the business or operations of the disclosing party or any affiliate of such party.

      16. NOTICES. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when received if delivered personally, given by prepaid telegram, mailed first class, postage prepaid, registered or certified mail, delivered by Federal Express or other courier service, or sent by telefacsimile or other online transmission system, as follows:


      (a)   If to USP:


            USP North Texas, Inc.

            17103 Preston Road, Suite 200 North
            Dallas, Texas 75248
            Attention: Sue H. Shelley
                       Executive Vice President
            FAX No. (972) 713-3550


            With a copy to:


            Robert D. Mosher
            Nossaman, Guthner, Knox & Elliott, LLP
            445 South Figueroa Street, 31st Floor
            Los Angeles, California 90071-1602
            FAX No. (213) 612-7801


      (b)   If to Baylor:


            Baylor Health Services

            3500 Gaston Avenue
            Dallas, Texas 75246
            Attention: M. Timothy Parris
                       Chief Operating Officer
            FAX No. (214) 820-8840


            With a copy to:


            Kenneth L. Stewart
            Fulbright & Jaworski L.L.P.
            2200 Ross Avenue, Suite 2800
            Dallas, Texas 75201
            FAX No. (214) 855-8200


      (c)   If to THVG1 or THVG2:


            To both USP and Baylor

      17. GOVERNING LAW; INTERPRETATION; SECTION HEADINGS. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas. The section headings contained herein are for purposes of convenience only, and shall not be deemed to constitute a part of this Agreement or to affect the meaning or interpretation of this Agreement in any way.

      18. GENERAL. This Agreement (including the Exhibits and Schedules attached hereto and the other documents and agreements referred to herein) sets forth the entire agreement and understanding of the parties with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof. No representation, promise, inducement or statement of intention has been made by any party hereto which is not embodied in this Agreement, or in the Exhibits and Schedules attached hereto or the written statements, certificates or other documents delivered pursuant hereto. All of the terms, provisions, covenants, representations, warranties and conditions of this Agreement shall survive the Closing and shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. This Agreement may be amended, modified, superseded or canceled, and any of the terms, provisions, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by all parties hereto or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right to enforce the same. No waiver by any party of any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further 0f continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty. In the event that any one or more of the provisions of this Agreement shall be held or otherwise found to be invalid, illegal or unenforceable, all other provisions hereof shall be given effect separately therefrom and shall not be affected thereby. No party hereto shall assign any of its rights or obligations hereunder without the prior written consent of the other parties; provided, however, that without such consent, Baylor may assign its rights and obligations under Section 1.2(b) hereof to a Person to which Baylor may assign its membership interests in THVGl under Section 4.1(a) of the THVGl Regulations, as amended. This Agreement is for the sole benefit of the undersigned parties hereto and is not for the benefit of any third party.

      19. FURTHER ASSURANCES. USP and Baylor each agrees to execute and deliver such other documents and instruments and take such other actions as any party hereto may reasonably request in order more fully to vest in THVGl and THVG2, and to perfect their title and interest in and to, the Baylor Center Assets and the USP Assets, respectively.

      20. COUNTERPARTS. Separate copies of this Agreement may be signed by the parties hereto, with the same effect as though all parties had signed one copy of this Agreement. Signatures received by facsimile shall be accepted as original signatures.

      21. ATTORNEYS' FEES. In any action at law or equity to enforce any of the provisions or rights under this Agreement, the unsuccessful party to such litigation, as determined by the court in any final judgment or decree, shall pay the successful party or parties all costs, expenses and reasonable attorneys' fees incurred therein by such party or parties (including without limitation such costs, expenses and fees on any appeal or in connection with any bankruptcy proceeding), and if the successful party recovers judgment in any such action or proceeding, such costs, expenses and attorneys' fees shall be included in and as a part of such judgment.

      22. DISPUTE RESOLUTION MECHANISMS. The parties have agreed on the following mechanisms in order to obtain prompt and expeditious resolution of disputes hereunder (other than a dispute relating to any calculation of EBITDAM pursuant to Section 1.2(b), which shall be resolved as provided therein):

      22.1 BINDING ARBITRATION. If any dispute arises between the parties with respect to the interpretation or enforcement of this Agreement, the parties agree to work in good faith to resolve such dispute or disagreement in good faith and, if they are unable to resolve the dispute, they shall submit it to binding arbitration.

      22.2 CHOICE 0F ARBITRATOR. If the parties can agree to a single arbitrator within 30 days of one party receiving notice from the other party of the dispute or disagreement, such arbitrator shall be chosen. The arbitrator(s) shall not be required to have qualifications other than a reasonable amount of experience and specialty in the area which is the subject of the dispute.

      22.3 FAILURE TO CHOOSE ARBITRATOR. If the parties do not agree as to the choice of an arbitrator, each party shall choose an arbitrator within 10 days after the expiration of the 30 day period referred to in Section 22.2 and those chosen arbitrators shall choose an additional arbitrator within 20 days of the date in which the last arbitrator is chosen. If at the end of said 20 days the parties' designated arbitrators cannot agree on the selection of the third arbitrator, such selection shall be made by the American Arbitration Association upon the application of either party.

      22.4 CONDUCT. The arbitration shall be conducted pursuant to the Commercial Rules of the American Arbitration Association.

      22.5 RESOLUTION 0F DISPUTE. The dispute between the parties shall be heard by the arbitrator(s) within 30 days after the date on which the arbitrator(s) have been chosen. The arbitrator(s) shall, by a majority vote, resolve any dispute or disagreement within 30 days of hearing the dispute.

      22.6 EFFECT 0F ARBITRATION. The decision of the arbitrator(s) shall be final and binding on the parties.

      23. INTERPRETATION 0F AGREEMENT. The parties hereto acknowledge and agree that this Agreement has been negotiated at arm's length and between parties equally sophisticated and knowledgeable in the matters dealt with in this Agreement. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties as set forth in this Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Contribution and Purchase Agreement as of the day and year first above written.


                                          USP NORTH TEXAS, INC.

                                          By /s/ SUE H. SHELLEY
                                          Sue H. Shelley, Vice President



                                          BAYLOR HEALTH SERVICES

                                          By /s/ M. TIM PARRIS
                                          Name   M. Tim Parris
                                          Title  EVP/COO



                                          TEXAS HEALTH VENTURES GROUP L.L.C.

                                          By /s/ M. TIM PARRIS
                                          Name   M. Tim Parris
                                          Title  Manager



                                          THVG/HEALTHFIRST LLC

                                          By /s/ M. TIM PARRIS
                                          Name   M. Tim Parris
                                          Title  Manager

The undersigned agree to be bound by Section 13.5 of the foregoing Contribution and Purchase Agreement:


UNITED SURGICAL PARTNERS INTERNATIONAL, INC.

By /s/ SUE H. SHELLEY
       Sue H. Shelley
       Vice President



BAYLOR HEALTH CARE SYSTEM

By /s/ M. TIM PARRIS
Name   M. Tim Parris
Title  EVP/COO